UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 2, 2007 (Date of earliest event reported)

Morgans Hotel Group Co. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)

000-51802	16-1736884
(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

(212) 277-4100
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     On February 2, 2007, Morgans Hotel Group Co., a Delaware corporation (“MHGC”) and its equity partner, DLJ Merchant Banking Partners (“DLJMB”) completed the acquisition of the Hard Rock Hotel & Casino (the “Resort”) and related assets (collectively, the “Purchased Assets”).

Item 1.01. Entry into a Material Definitive Agreement.

     The information in Item 2.03 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

1. Merger Agreement.

     On February 2, 2007, the transactions contemplated by the following agreements were consummated: the Agreement and Plan of Merger, dated May 11, 2006, by and among Hard Rock Hotel Holdings, LLC (a joint venture consisting of affiliates of MHGC and DLJMB and referred to herein as the “Joint Venture,” and as successor in interest to MHGC), MHG HR Acquisition Corp. (“Merger Sub”) and Hard Rock Hotel, Inc. (“HRH”) (as amended on January 31, 2007, the “Merger Agreement”), pursuant to which Merger Sub merged with and into HRH (the “Merger”); the Purchase and Sale Agreement and Joint Escrow Instructions, dated May 11, 2006 (the “Land Purchase Agreement”), by and among HRHH Development, LLC, a subsidiary of the Joint Venture (as successor in interest to Morgans Group LLC (”Morgans Group”)), PM Realty, LLC (“PMR”) and Chicago Title Agency of Nevada, Inc., as escrow agent (the “Escrow Agent”); the Purchase and Sale Agreement and Joint Escrow Instructions, dated as of May 11, 2006 (the “Cafe Purchase Agreement”), by and among the HRHH Cafe, LLC, a subsidiary of the Joint Venture (as successor in interest to Morgans Group), Red, White & Blue Pictures, Inc. (“RWB”) and the Escrow Agent; and the Purchase and Sale Agreement, dated as of May 11, 2006 (the “Condo Assets Purchase Agreement”), by and between HRHH Development, LLC (as successor in interest to Morgans Group) and PMR (as successor in interest to HR Condominium Investors, L.L.C.) (together with the Land Purchase Agreement and the Cafe Purchase Agreement, the “Purchase Agreements,” and the transactions contemplated by the Purchase Agreements, together with the Merger, the “Transactions”). As a result of the Transactions, HRH became an indirect subsidiary of the Joint Venture and the Purchased Assets are held by other subsidiaries of the Joint Venture.

     Under the terms of the Merger Agreement, each share of common stock of HRH issued and outstanding immediately prior to the effective time of the Merger was cancelled and converted into the right to receive the pro rata, per share amount of the total Merger Consideration. The “Merger Consideration” is an amount equal to approximately $150 million. Former shareholders of HRH will also have the right to receive future cash amounts related to (1) certain adjustments, if any, to the working capital and other calculations made at closing of the Transactions and (2) the release up to $15 million from an indemnification escrow account remaining in place until the one-year anniversary of the closing. In connection with the Merger, on February 2, 2007, Merger Sub consummated its tender offer for all of the $140 million aggregate principal amount of 8-7/8% Second Lien Notes due 2013 of HRH then outstanding, and purchased approximately $139 million aggregate principal amount of such notes, which notes were canceled in connection with the acquisition. HRH effected a covenant defeasance with respect to the balance of the notes. On February 2, 2007, Merger Sub also purchased all of the outstanding Junior Subordinated Notes of HRH in the aggregate principal amount of approximately $42 million. Under the terms of the Cafe Purchase Agreement, HRHH Cafe, LLC acquired for approximately $20 million a parcel of land on which the Hard Rock Cafe restaurant in Las Vegas is situated. Under the terms of the Land Purchase Agreement, HRHH Development, LLC acquired for approximately $259 million an approximately 23 acre parcel of land adjacent to the Resort (the “Adjacent Parcel”) on which a 544-unit multi-family residential apartment project is situated. Under the terms of the Condo Assets Purchase Agreement, HRHH Development, LLC also acquired for $1 million certain assets related to a proposal for a condominium development on the Adjacent Parcel. Pursuant to the Merger Agreement, HRHH IP, LLC, a subsidiary of the Joint Venture, acquired for approximately $69 million certain intellectual property related to the operation of the Resort from Peter Morton. The aggregate purchase price of the Purchased Assets, including the defeasance of indebtedness described above, was approximately $770 million.

2. Contribution Agreement.

     The capital contributions contemplated by the Amended and Restated Contribution Agreement, dated as of December 2, 2006, by and between MHGC and DLJMB (the “Contribution Agreement”), were consummated immediately prior to the effective time of the Merger on February 2, 2007, creating the Joint Venture. DLJMB contributed approximately $115 million to the Joint Venture and received two-thirds of the equity of the Joint Venture. MHGC received one-third of the equity of the Joint Venture in exchange for an initial capital contribution of approximately $57.5 million, consisting of (a) the escrow deposits in the aggregate amount of $50 million that MHGC made pursuant to the Merger Agreement and Purchase Agreements, plus interest accrued thereon, which was credited towards the purchase price under the Merger Agreement and Purchase Agreements, and (b) certain out-of-pocket costs and expenses paid by MHGC prior to February 2, 2007 in connection with the Contribution Agreement, the Merger Agreement, the Purchase Agreements, the Loan Agreement and the transactions contemplated thereby. Under the terms of the Contribution Agreement and related agreements (collectively, the “Joint Venture Agreements”), DLJMB agreed to fund 100% of the capital required to expand the Resort, up to a total of an additional $150 million. MHGC will have the option to fund the expansion project proportionate to its equity interest in the Joint Venture.

     On February 2, 2007, pursuant to the Contribution Agreement, HRHH Hotel/Casino, LLC (a subsidiary of the Joint Venture), HRHH Development, LLC and HRHH Cafe LLC, as owners, and Morgans Hotel Group Management LLC, an affiliate of MHGC (“Morgans Management”), as operator, executed a property management agreement under which Morgans Management will operate the hotel, retail, food and beverage, entertainment and all other businesses related to the Resort, excluding the casino, as well as the Adjacent Parcel and certain other assets. Under the terms of the property management agreement, Morgans Management will receive a base management fee equal to 4% of net operating revenues from the Resort (excluding gaming revenue but including rent from the third party casino operator and other rental income) and an expense reimbursement for certain Morgans Hotel Group chain services. Morgans Management can also earn an incentive management fee of 10% of EBITDA above certain levels. The term of the management agreement is 20 years with two ten-year renewals and is subject to certain performance tests beginning in 2009.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

1. Loan Agreement.

     On February 2, 2007, HRHH Hotel/Casino, LLC, HRHH Cafe, LLC, HRHH Development, LLC, HRHH IP, LLC, and HRHH Gaming, LLC, each a subsidiary of the Joint Venture, as borrowers (collectively, “Borrower”) and Column Financial, Inc., as lender, entered into a loan agreement (the “Loan Agreement”). The Loan Agreement provides for a loan of $760 million for the acquisition of the Purchased Assets, including certain initial renovations and financing costs and reserves, and a construction loan of up to $600 million for the future expansion of the Resort. The initial term of the loan is two years (or three years in the event that the construction loan is advanced), with a possible extension of up to two terms of one year each under certain conditions. The interest rate on the loan will be 415 basis points above 30-day LIBOR, subject to increase if the completion date of the expansion project is delayed and under certain other conditions. The security for the loan includes the Resort property, the Hard Rock Cafe property, the Adjacent Parcel, the intellectual property acquired in the Transactions and certain reserve funds and accounts. The Borrower is required to qualify for the construction loan, and the first advance under the construction loan is required to be made, by April 1, 2008, and in connection with the construction loan, the Borrower will be required to contribute equity in an amount equal to the excess of the expansion project costs over the maximum construction loan amount. The Loan Agreement also allows for voluntary and mandatory prepayments (subject to prepayment fees in certain circumstances), and contains certain conditions for the release of the liens upon certain portions of the security for the loan upon payment of specified release prices. The Loan Agreement is non-recourse to the Borrower and to their affiliates, subject to certain exceptions set forth in the Loan Agreement and subject to certain obligations guaranteed by Morgans Group and an affiliate of DLJMB. The Loan Agreement contains affirmative and negative covenants and events of default customary for loan agreements of this type.

2. Loan Agreement Guaranties.

     In connection with the Loan Agreement , the Lender, Morgans Group and an affiliate of DLJMB entered into a Construction Guaranty of Completion, a Closing Guaranty of Completion, a Guaranty Agreement (with respect to certain non-recourse obligations) and a Guaranty Agreement (Non-Qualified Mandatory Prepayment) (collectively, the “Loan Agreement Guaranties”), each dated as of February 2, 2007. Pursuant to the Loan Agreement Guaranties, Morgans Group and a DLJMB affiliate provided joint and several guaranties of the completion of certain pre-construction work to be completed at the Resort, the initial renovations to the Resort and the expansion project (subject to an aggregate cap on such guaranty of 22.5% of expansion project costs), certain mandatory prepayments under the loan, and of specified matters that are exempt from the non-recourse provisions of the loan. Pursuant to the Joint Venture Agreements, DLJMB is obligated to reimburse Morgans Group for two-thirds of any guaranty payment that Morgans Group is required to make, other than (i) the completion guaranty for the expansion project for which Morgans Group has the first $50 million of liability provided that DLJMB had funded its required expansion project equity, and (b) certain liabilities and expenses arising from the gross negligence or similar acts of Morgans Group or its agents or employees. Under the terms of the Loan Agreement Guaranties, Morgans Group and the DLJMB guarantor are required to meet certain minimum net worth and liquidity tests applied to Morgans Group and the DLJMB guarantor in the aggregate.

Item 8.01. Other Events.

     On February 5, 2007, MHGC issued a press release announcing the completion of the Merger. A copy of this press release is filed as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following are filed as Exhibits to this Report.

Exhibit No. Exhibit Description 99.1 Press Release dated February 5, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO. Date: February 8, 2007 By: /s/ RICHARD SZYMANSKI Richard Szymanski Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit Description
99.1	Press Release dated February 5, 2007